December 10, 2019

Jeryl L. Hilleman
Chief Financial Officer
Intersect ENT, Inc.
1555 Adams Drive
Menlo Park, CA 94025

       Re: Intersect ENT, Inc.
           Form 10-K for Fiscal Year Ended December 31, 2018
           Filed February 28, 2019
           File No. 001-36545

Dear Ms. Hilleman:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Life
Sciences